FORM OF

                       PRINCIPAL UNDERWRITING AGREEMENT



     THIS  UNDERWRITING  AGREEMENT  ("Agreement") is effective as of the _____

day of __________,  19___, by and between Aetna  Insurance  Company of America

("AICA"),  on its own behalf and on behalf of Variable  Annuity  Account I and

Variable Annuity Account II (the  "Accounts"),  separate accounts of AICA, and

Aetna Life Insurance and Annuity Company, (the "Underwriter").


     WHEREAS, the Accounts were established pursuant to authority granted by a resolution of AICA's Board of Directors dated May 31, 1994;


     WHEREAS,  the Accounts will maintain the net proceeds of and reserves for certain variable annuity contracts issued by AICA (the "Contracts");


     WHEREAS, AICA has registered the Accounts as unit investment trusts under the  Investment  Company Act of 1940 and has  registered  or will register the

Contracts for sale under the Securities Act of 1933; and


     WHEREAS,  AICA and the Accounts desire to have the Contracts sold through the Underwriter, and the Underwriter is willing to provide for the sale of the

Contracts under the terms stated herein;

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     NOW  THEREFORE,  in  consideration  of their mutual  promises the parties hereto agree as follows:


     1. PRINCIPAL UNDERWRITER

     AICA appoints the Underwriter as, and the Underwriter agrees to serve as,

principal underwriter of the Contracts during the term of this Agreement.  The

Underwriter  agrees to use its best efforts to provide for the solicitation of applications for the Contracts, and to undertake at its own expense to provide all sales  services  relative to the  Contracts  and to perform  otherwise all duties and functions that are necessary and proper for the distribution of the

Contracts.


     2.  SALES AGREEMENTS

     The  Underwriter  is  hereby  authorized  to  enter  into  written  sales agreements  with other  broker-dealers  for the sale of the Contracts on terms and conditions not inconsistent with and subject to this Agreement.


     3.  REGISTRATION AND RESPONSIBILITY OF UNDERWRITER

     The Underwriter  represents that it is registered as a broker-dealer with the SEC  under  the  Securities  Exchange  Act of 1934 and is a member  of the

National  Association  of  Securities  Dealers,  Inc.  ("NASD")  and  shall be registered  if  necessary  or  otherwise  appropriately  qualified  under  the securities laws of any state or other  jurisdiction.  The Underwriter shall be responsible for carrying out its sales and underwriting  obligations hereunder in  compliance  with the NASD Rules of Fair  Practice  and  federal  and state securities laws and regulations.  In this connection,  the Underwriter  agrees that  it shall be responsible for ensuring that any organization with which it

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enters  into a  sales  agreement  for  the  sale of the  Contracts,  and  such organization's agents or representatives, are duly and appropriately licensed,

registered,  appointed and otherwise qualified to offer and sell the Contracts under the federal securities laws and any applicable  securities and insurance laws of each  state  or  other  jurisdiction  in which  the  Contracts  may be lawfully sold and in which AICA is licensed to sell the Contracts;


     4.  CONTROL AND RESPONSIBILITY

          AICA shall have ultimate control and responsibility of the functions that  it has  delegated.  AICA  shall  own and  have  custody  of its  general corporate accounts and records.


     5. ADMINISTRATIVE SERVICES, BOOKS, RECORDS AND REPORTS

          The  Underwriter  shall cause to be maintained and preserved for the periods prescribed such accounts, books and other documents as are required of it by the  Investment  Company Act of 1940 and any other  applicable  laws and regulations.  The books,  accounts  and records of AICA,  the Accounts and the

Underwriter as to all transactions  effected in accordance with this Agreement shall be  maintained so as to clearly and  accurately  disclose the nature and details of such  transactions,  including the sale of Contracts and payment of commissions and service fees by AICA. The Underwriter  shall furnish AICA with such  reports as it may  reasonably  request  for the  purpose of meeting  its reporting and record keeping  requirements  in accordance with applicable laws and regulations.


     6. FIDUCIARY  CAPACITY

          Underwriter  agrees that any  purchase  payments it receives for the

Contracts will be held in a fiduciary capacity and agrees to transfer any such amount to AICA within three business days.

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     7. COMPENSATION TO UNDERWRITER

          AICA will pay the  Underwriter  for services  rendered  hereunder as billed by the  Underwriter  and  agreed to by AICA.  Underwriter  agrees  that reimbursement shall be limited to actual expenses.


     8. NON EXCLUSIVITY

          The services of the Underwriter to the Accounts hereunder are not to be  deemed  exclusive  and the  Underwriter  shall  be free  torender  similar services to others as long as its services provided hereunder are not impaired or interfered with thereby.

     9. NON ASSIGNABILITY


          This Agreement shall be nonassignable by the parties hereto.

     10.  AMENDMENT


          This Agreement shall be amended only by written agreement of the parties hereto.


     11. TERMINATION

          (a) This Agreement may be terminated by  either party hereto for any reason upon 60 days' written notice to the other party.

          (b) This  Agreement  may be  terminated  upon written  notice of one party to the other party hereto in the event of  bankruptcy or  insolvency  of such party to which notice is given.

          (c) This  Agreement  may be  terminated  at any time upon the mutual written consent of the parties hereto.

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          (d) This Agreement shall  automatically  terminate three years after the date of execution and may be renewed for subsequent three-year periods.

          (e) Upon termination of this Agreement,  all authorizations,  rights and  obligations  shall  cease  except  the  obligations  to  settle  accounts hereunder,  including  payment  of  contributions  subsequently  received  for

Contracts  in  effect  at the  time  of  termination  or  issued  pursuant  to applications received by AICA prior to termination.


     12. APPLICABLE LAW

          This  Agreement  shall be construed and enforced in accordance  with and governed by the laws of the State of Connecticut.


     13. SEVERABILITY

     If any  provision  of this  Agreement  shall be held or made invalid by a court, statute,  rule or otherwise,  the remainder of this Agreement shall not be affected thereby.

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          IN WITNESS THEREOF, the parties hereto have caused this Agreement to be signed by their respective  officials  thereunder duly authorized and seals to be affixed as of the day and year first above written.



AETNA INSURANCE COMPANY OF AMERICA

By _______________________________________
Its _______________________________________

AETNA INSURANCE COMPANY OF AMERICA,
     ON BEHALF OF ITS VARIABLE ANNUITY
     ACCOUNTS I AND II


By ________________________________________
Its ________________________________________

AETNA LIFE INSURANCE AND
     ANNUITY COMPANY


By _________________________________________
Its _________________________________________

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